Exhibit 10
SECOND AMENDMENT TO THE
MONSANTO COMPANY NON-EMPLOYEE DIRECTOR EQUITY
INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective As of September 1, 2007)
The Monsanto Company Non-Employee Director Equity Incentive Compensation Plan, as amended and restated effective as of September 1, 2007, and subsequently amended effective as of December 1, 2007 (as so amended, the “Plan”), is hereby further amended on this the 18th day of June 2008, as set forth below:
1.	Effective September 1, 2008, the second sentence of Section 6(a) of the Plan shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“ The Annual Basic Retainer Amount for all Directors shall be $195,000, and the Annual Additional Retainer Amount for a Director shall be, as applicable: (i) for service as a non-employee Chairman of the Company, $40,000; (ii) for service as the Chair of the People and Compensation Committee of the Board, the Chair of the Audit and Finance Committee of the Board or the Chair of the Nominating and Corporate Governance Committee of the Board, $25,000; (iii) for service as the Chair of the Public Policy and Corporate Responsibility Committee of the Board or the Chair of the Science and Technology Committee of the Board, $15,000; and (iv) for service as a member of the Audit and Finance Committee of the Board other than the Chair of such committee, $10,000; provided, however, that the Board may specify different Annual Basic Retainer Amounts and/or different Annual Additional Retainer Amounts from time to time. ”
2.	The Plan is otherwise ratified and confirmed without amendment.